EXHIBIT 99

DELCHAMPS, INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION

  The following discussion should be read in conjunction with the financial statements and notes thereto contained herein.


ACQUISITION BY JITNEY-JUNGLE STORES OF AMERICA, INC.

  On July 8, 1997, the Company announced that it had entered into an agreement to be acquired by Jitney-Jungle Stores of America, Inc. The terms of the agreement are described in the Company's Schedule 14D-9, as amended, and in Jitney-Jungle's 14D-1, as amended, both of which have been filed with the Securities and Exchange Commission. Pursuant to the agreement, a wholly-owned subsidiary of Jitney-Jungle (the "Offeror") has commenced a tender offer (the "Offer") for all outstanding shares of the Company's common stock at a price of $30 per share. The agreement provides, generally, that as soon as practicable after the consummation of the Offer and satisfaction or waiver of the other conditions set forth in the agreement, the Offeror will be merged with and into the Company (the "Merger"), and the Company will continue as the surviving corporation, and the remaining shareholders of the Company will receive $30 per share.

  The Company's Board of Directors has unanimously approved the Offer, the Merger and the agreement, and has determined that the consideration to be paid for the shares of the Company's common stock in the Offer and the Merger is fair to the Company's shareholders and that the Offer and the Merger are otherwise in the best interests of the Company and its shareholders. The Company's Board of Directors has unanimously recommended that the Company's shareholders accept the Offer and tender their shares pursuant to the Offer and, if a shareholder vote on the Merger is required by Alabama law, vote in favor of the Merger.


RESULTS OF OPERATIONS

  At the end of the 1997 fiscal year the Company operated 118 supermarkets in Alabama, Florida, Mississippi and Louisiana, compared with 117 at the end of the 1996 fiscal year and 118 at the end of the 1995 fiscal year. The Company also operated ten liquor stores in Florida at the end of fiscal years 1997 and 1996 and twelve liquor stores at the end of fiscal year 1995. Results of operations set forth in the following tables and narrative are for 52-week periods in fiscal years 1997, 1996, and 1995. The Company's fiscal year ends on the Saturday closest to June 30.

  During the past three years, increasingly competitive markets have made it difficult for the Company to achieve comparable store sales gains and improve profitability. During the Company's last three fiscal years, competitors have opened approximately 82 new supermarkets in the Company's operating regions, approximately 21 of which were opened in fiscal 1997. In fiscal 1997, the Company experienced a 2.1% decline in net sales and a 3.5% decline in same store sales. Although net sales and same store sales declined, gross margin improved, primarily as a result of selective retail price increases. The Company can give no assurances that improvements in profitability can be achieved if net sales and same store sales continue to decline as a result of competitive pressures.


Sales                         (Dollars in thousands)
                                          1997         1996         1995
                                          ----         ----         ----
Sales..........................   $  1,102,947    1,126,629    1,054,088
(Decrease) increase
  from prior year..........            (23,682)      72,541      (13,103)
Percentage (decrease)
  increase from
  prior year.................            (2.1%)         6.9%       (1.2%)
Percentage (decrease)
  increase in same
  store sales.................           (3.5%)         7.1%       (3.7%)

  In 1997, total sales declined 2.1% and same store sales declined 3.5%. Same store sales increase (decrease) by quarter follows: .1% in the first quarter, (3.3%) in the second quarter, (3.5%) in the third quarter, and (7.2%) in the fourth quarter. The Company believes the declines in same store sales were because a significant number of new supermarkets were opened by competitors (approximately 21 new supermarkets were opened by competitors during fiscal 1997), and competitors increased levels of promotional activity (which included a competitor introducing a frequent shopper card). In addition, the Company was competing against strong sales levels from fiscal year 1996 (explanations for the strong 1996 sales levels are discussed below).
  Although sales and same store sales declined, the Company's gross margin improved during fiscal year 1997, primarily as a result of selective retail price increases (as discussed below). The Company can give no assurances that improvements in gross margins can be sustained if sales and same store sales continue to decline.
  Sales increased in 1996 because a new merchandising program was implemented during the fourth quarter of fiscal year 1995, a new supermarket renovation program was implemented, and new programs were implemented in supermarket operations which improved customer service. The new merchandising program included: 1) reduced retail prices on thousands of items, 2) the amount of which coupons are doubled was increased from $.49 to $.50, and 3) a new advertising campaign was implemented to promote these changes. The new supermarket renovation program affected 48 supermarkets and included, for the most part, new decor packages, new in-store signage, and painting, and for some stores, new fixtures, cases, and shelving.
The new programs related to supermarket operations included: 1) implementation of new training programs for all levels of store personnel and 2) enhancement of a field specialist program in which field specialists (who have expertise in certain perishable departments) visit perishable departments in all supermarkets to improve quality and freshness of product, signage, and displays.
  Sales decreased in 1995 because the Company operated fewer supermarkets (118 at the end of fiscal 1995 compared to 120 at the end of fiscal 1994) and same store sales decreased 3.7%. The decrease in same store sales was primarily because of competitors opening new supermarkets and expanding existing supermarkets.


Gross Profit                              (Dollars in thousands)
                                         1997      1996       1995
                                         ----      ----       ----
Gross profit..................  $     272,069   263,240    255,551
Gross profit percentage....              24.7%     23.4%      24.2%
Increase  (decrease) from
  prior year................              1.3%     (.8%)     (1.2%)

  Gross profit percentage increased in 1997 primarily because of selective retail price increases (the Company believes its retail prices remain competitive and has continued the advertising campaign of "Low Price Leader, Overall") and increased levels of promotional and buying allowances from vendors (which resulted in a lower cost of merchandise).
  Gross profit percentage decreased in 1996 because a merchandising program, in which retail prices were reduced on thousands of items, was in place for all of 1996 (and was only in place for the last quarter of 1995).
  Gross profit percentage decreased in 1995 because a merchandising program, in which retail prices were reduced on thousands of items, was in place for the last quarter of 1995 and was not in place during the 1994 fiscal year.


Selling, General and
 Administrative Expenses                 (Dollars in thousands)
                                    1997          1996           1995
                                    ----          ----           ----
Selling, general and
  administrative
  ("S G & A").............$      254,282       250,121        290,542
Increase  (decrease)
  from prior year.........         4,161       (40,421)        41,734
S G & A as a
  percentage of sales.....           23.1%         22.2%        27.6%
Increase (decrease) in
  percentage from
  prior year................           .9%         (5.4%)        4.3%


  S G & A expenses increased in 1997 as compared to 1996 because legal expenses increased $5.3 million (which resulted primarily from the settlement of five related lawsuits which alleged racially discriminatory practices in promoting and terminating) and incentive expense increased $1.7 million (which resulted from improved pretax earnings). S G & A was favorably impacted by a $2.1 million gain on the sale of real property (a former warehouse in Mobile, Alabama and land near Birmingham, Alabama).
  S G & A expense decreased in 1996 because the 1995 fiscal year included restructuring charges of $28.8 million which resulted primarily from closed stores that could not be subleased in whole or in part. The 1995 year also included a goodwill write-off of $5.1 million which resulted from acquired assets which were consistently producing negative results, and supermarket salaries and wages decreased $5.4 million which resulted from the implementation of a labor scheduling program.
  S G & A expense increased in 1995 because restructuring charges of $28.8 million were recorded (as described above), a goodwill write-off of $5.1 million was recorded (as described above), and the Company implemented a 401 (k) program in fiscal 1995 which required Company contributions of $1.4 million.


Other Income and Expense                       (In thousands)
                                           1997     1996     1995
                                           ----     ----     ----
Interest expense..................  $     5,215    7,169    5,375
(Decrease) increase
  from prior year............            (1,954)   1,794    1,077
Interest income...............              233      349      100
(Decrease) increase
  from prior year ............             (116)     249      (37)

  Interest expense decreased in 1997 as compared to 1996 because of lower levels of indebtedness under the Company's revolving credit line (which resulted in part from increased earnings and reduced levels of capital expenditures) and lower levels of long-term indebtedness.
  Interest expense increased in 1996 because the Company's restructure obligation was outstanding for all of 1996 and only outstanding during the fourth quarter of 1995.
  Interest expense increased in 1995 because of higher levels of indebtedness on the Company's credit lines which was caused primarily by increased capital expenditures ($35.2 million in 1995 compared to $17.7 million in 1994) and because of interest related to the restructure obligation incurred in the fourth quarter of 1995.
  Interest income decreased in 1997, increased in 1996, and decreased in 1995. These changes in interest income are a function of invested cash.


Income Taxes                             (Dollars in thousands)
                                       1997      1996       1995
Income tax expense                     ----      ----       ----
  (benefit)...................$       4,851     2,447    (14,600)
Income tax effective rate...           37.9%     38.8%      36.3%
(Decrease) increase in rate
  from prior year..........             (.9%)     2.5%       1.5%

  The income tax effective rate in 1997 approximates the combined Federal and state statutory rates.
  The income tax effective rate increased in 1996 as compared to 1995 because of the expiration of the targeted jobs tax credit.
  In fiscal year 1995, the Company recorded an income tax benefit as a result of the loss in earnings before taxes. The effective tax rate was negatively affected by the goodwill write-off of $5.1 million (goodwill expense was not deductible for income tax purposes) and positively affected by targeted jobs tax credits.


Net Earnings                             (Dollars in thousands)
                                       1997       1996       1995
                                       ----       ----       ----
Net earnings (loss)................$  7,954      3,852    (25,666)
Increase (decrease)  from
  prior year........................  4,102     29,518    (36,617)
Net earnings (loss)
  percentage of sales.............       .7%        .3%     (2.4%)

  Net earnings increased in 1997 as compared to 1996 because of improved gross profit margins which resulted from selective retail price adjustments and increased levels of promotional and buying allowances.
  Net earnings increased in 1996 because of increased sales levels which resulted from positive customer response to merchandising programs and reduced expense levels which included decreased labor expense. In addition, the 1995 fiscal year included expenses resulting from a restructuring charge and goodwill write-off.
  Net earnings decreased in 1995 because of the decline in same store sales, a lower gross profit margin, and increased S G & A expenses resulting from a restructuring charge, a goodwill write-off, and costs for the implementation of a 401(k) benefit program.


Other                     (Dollars in thousands)
                                         1997        1996       1995
                                         ----        ----       ----
Provision for LIFO
  expense (benefit)...............  $     391         422        536
Inflation index....................   1.00425     1.00473    1.00375

  In fiscal years 1997, 1996, and 1995, the rate of inflation was less than one-half of 1%. The effect of inflation on the Company's operating earnings is considered to be minimal. Management does not expect the Company to be adversely affected by future inflation because a large number of its stores are leased at fixed rents for up to twenty year periods and because increases in the cost of merchandise can be generally passed on through retail price increases. While inflation has not had a material impact on past operating results, there is no assurance that the Company will not be affected by inflation in the future.

                             1997             1996          1995
                             ----             ----          ----
Inventory turnover
  (annual)              9.2 times        9.4 times     8.0 times
(Decrease) increase
  from prior year             (.2)             1.4            .1

  Inventory turnover decreased in 1997 as compared to 1996 because of decreased sales levels (same store sales decreased 3.5%). The effect of decreased sales was partially offset by reductions in merchandise inventory levels which decreased to $89.7 million in 1997 compared to $90.8 million in 1996. The reduction in merchandise inventory resulted from reduced inventory levels at the Company's warehouses.
  Inventory turnover increased in 1996 because of increased sales levels (same store sales increased 7.1%) combined with reductions in inventory levels. For fiscal year 1996 merchandise inventory was $90.8 million compared to $93.8 million for fiscal year 1995. The reduction in merchandise inventory was due to management's directive to reduce inventory levels in the Company's warehouses and supermarkets.
  Inventory turnover increased slightly in 1995 compared to 1994 because of decreases in the Company's merchandise inventories. For fiscal year 1995 merchandise inventory was $93.8 million compared to $105.7 million for fiscal year 1994. The reduction in merchandise inventory was due to management implementing a plan to reduce inventory levels at the Company's warehouses.

                           (Dollars in thousands)
                                           1997      1996       1995
                                           ----      ----       ----
Dividends paid......................$     3,131     3,130      3,131
Dividends per share.................       0.44      0.44       0.44
Dividends as a percentage
  of net earnings....................      39.4%     81.3%     (12.2%)

  For fiscal years 1997, 1996 and 1995, the Company paid annual dividends totaling $.44 per share.


LIQUIDITY AND CAPITAL RESOURCES

  Cash flows generated by operating activities were $23.3 million in 1997 compared to $39.1 million in 1996 and $25.2 million in 1995. Cash flows from operating activities decreased in 1997 as compared to 1996 primarily because of lower levels of accounts payable. 1996 increased over 1995 primarily because of improved earnings. Historically, the Company has funded working capital requirements, capital requirements, and other cash requirements primarily through cash flows from operations. However, if an insufficient amount of cash flows are generated, the Company may borrow up to $75 million under the revolving loan of which, as of June 28, 1997, $70.4 million was available for future use. The revolving loan expires in June, 1998.
  Cash used in investing activities was $11.2 million in 1997 compared to $21.0 million in 1996 and $34.6 million in 1995. During 1997, the Company opened 2 new supermarkets and remodeled 5 supermarkets. During 1996, the Company opened 1 supermarket, remodeled 1 supermarket, renovated 42 super-markets, purchased technology to enhance debit and credit transactions, and purchased security systems for substantially all locations. During 1995, the Company purchased 7 supermarkets from the Kroger Co., opened 3 supermarkets, remodeled 5 supermarkets, and purchased equipment which had been previously leased at the Company's distribution facilities.
  Cash (used in) provided by financing activities was ($17.0) million in 1997 compared to ($23.5) million in 1996 and $10.0 million in 1995. The changes for all periods were the result of activity under the Company's revolving loan agreement. At June 28, 1997, the Company was in compliance with all financial covenants under the revolving loan agreement and its long-term debt agreement.



DELCHAMPS, INC. AND SUBSIDIARY
Reports of Independent Auditors and Management

INDEPENDENT AUDITORS' REPORT
The Board of Directors and Stockholders Delchamps, Inc.:

  We have audited the accompanying consolidated balance sheets of Delchamps, Inc. and subsidiary as of June 28, 1997 and June 29, 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended June 28, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Delchamps, Inc. and subsidiary at June 28, 1997 and June 29, 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended June 28, 1997, in conformity with generally accepted accounting principles.

                                            KMPG Peat Marwick, L.L.P.

August 8, 1997
Atlanta, Georgia

MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS
  The Management of Delchamps, Inc. and subsidiary (the "Company") is responsible for the preparation, integrity, and objectivity of the consolidated financial statements and related information appearing in the Annual Report. The consolidated financial statements were prepared in accordance with generally accepted accounting principles and include amounts and interpretations that are based on Management's best estimates and judgments.
  The Company maintains a system of internal accounting control which provides reasonable assurance that financial records are reliable for preparation of financial statements and that assets are properly accounted for and safeguarded.
  The consolidated financial statements were audited by KPMG Peat Marwick LLP, independent auditors appointed by the Stockholders of the Company upon the recommendation of the Board of Directors. The Audit and Finance Committee of the Board of Directors, the majority of whom are outside directors, meets periodically with the internal and independent auditors to review their accounting, financial and audit reports and any recommendations they have for improvements in the system of internal accounting control.

DIVIDENDS AND STOCK PRICES

  The common stock of Delchamps, Inc. is traded on the Nasdaq National Market under the symbol DLCH. Trading commenced with the Company's Initial Public Offering on November 23, 1983. The following information represents the high and low sales prices on the Nasdaq's National Market.

Fiscal Year Ended June 28, 1997     High        Low
First Quarter                     25 1/4      18 1/4
Second Quarter                    21 3/4      18 3/4
Third Quarter                     25 1/8      18 7/8
Fourth Quarter                    32 3/8      23

Fiscal Year Ended June 29, 1996     High        Low
First Quarter                     21 3/4      17 1/4
Second Quarter                    20 3/4      16 3/4
Third Quarter                     25 1/8      20 1/4
Fourth Quarter                    24 1/2      20 1/2

  The Company has paid a regular quarterly dividend of $.07 per share from November 1, 1983 through August 1988, $.09 per share from
September 1988 through August 1989, $.10 per share from September 1989 through August 1990, and $.11 per share thereafter.
  As of August 11, 1997, there were approximately 1,485 shareholders of record.



DELCHAMPS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
June 28, 1997 and June 29, 1996
(In thousands except share data)

--------------------------------------------------------------------------
Assets                                                    1997        1996
--------------------------------------------------------------------------
Current assets:
     Cash and cash equivalents (note 2)               $  5,670       10,503
     Trade and other accounts receivable                 7,961        8,422
     Merchandise inventories (notes 3 and 6)            89,726       90,797
     Prepaid expenses                                    2,094        1,376
     Income taxes receivable (note 10)                       -          764
     Deferred income taxes (note 10)                     6,525        3,878
                                                       -------      -------
                 Total current assets                  111,976      115,740
                                                       -------      -------

Property and equipment (note 4):
     Land                                               13,744       15,210
     Buildings and improvements                         59,079       58,111
     Fixtures and equipment                            233,542      221,090
     Construction in progress                            2,626        9,771
                                                       -------      -------
                                                       308,991      304,182
     Less accumulated depreciation and amortization    179,672      166,931
                                                       -------      -------
                 Net property and equipment            129,319      137,251
                                                       -------      -------

Other assets                                             2,166        2,192
                                                       -------      -------
                  Total assets                      $  243,461      255,183
                                                       =======      =======


---------------------------------------------------------------------------
Liabilities and Stockholders' Equity                      1997         1996
---------------------------------------------------------------------------
Current liabilities:
     Current installments of obligations under
         capital leases (note 4)                    $      844          749
     Current installments of long-term debt (note 5)     3,697        3,760
     Notes payable (note 6)                              4,600       14,000
     Restructure obligation (note 12)                    2,273        3,996
     Accounts payable                                   41,571       48,308

     Accrued expenses:
        Salaries and wages                               7,026        4,603
        Licenses and other taxes                         7,778        8,017
        Other                                           14,192       10,240
                                                       -------      -------
                  Total accrued expenses                28,996       22,860
                                                       -------      -------
      Income taxes (note 10)                               855            -

                  Total current liabilities             82,836       93,673
                                                       -------      -------
Obligations under capital leases, excluding current
    installments (note 4)                                9,556       10,398
Long-term debt, excluding current installments
    (note 5)                                             7,142       10,839
Restructure obligation (note 12)                        13,453       15,668
Deferred income taxes (note 10)                         10,211        9,225
Other liabilities                                        2,244        2,455
                                                       -------      -------
                  Total liabilities                    125,442      142,258
                                                       -------      -------
Stockholders' equity (notes 5 and 11):
     Junior participating preferred stock of no par value.
          Authorized 5,000,000 shares; no shares issued      -            -
     Common stock of $.01 par value.  Authorized
          25,000,000 shares; issued 7,121,749 shares
          in 1997 and 7,112,320 shares in 1996              71           71
     Additional paid-in capital                         19,856       19,657
     Retained earnings                                  98,182       93,359
                                                       -------      -------
                                                       118,109      113,087

     Less:
          Unamortized restricted stock award
                 compensation (note 8)                      90          162
                                                       -------      -------
          Total stockholders' equity                   118,019      112,925
                                                       -------      -------
Commitments and contingencies (notes 4, 8, 9, and 13)

     Total liabilities and stockholders' equity     $  243,461      255,183
                                                       =======      =======
See accompanying notes to consolidated financial statements.




DELCHAMPS, INC. AND SUBSIDIARY
Consolidated Statements of Earnings
Years ended June 28, 1997, June 29, 1996, and July 1, 1995 (In thousands except per share data)

---------------------------------------------------------------------------------------------
                                                               1997         1996         1995
---------------------------------------------------------------------------------------------
Sales                                                  $  1,102,947    1,126,629    1,054,088
Cost of sales (note 3)                                      830,878      863,389      798,537
                                                          ---------    ---------    ---------
            Gross profit                                    272,069      263,240      255,551

Selling, general and administrative expenses ("S G & A"):
     Restructuring charge (note 12)                               -            -       28,779
     Other S G & A                                          254,282      250,121      261,763
                                                          ---------    ---------    ---------
     Total S G & A                                          254,282      250,121      290,542
                                                          ---------    ---------    ---------
                  Operating income (loss)                    17,787       13,119      (34,991)
                                                          ---------    ---------    ---------
Other (expense) income:
     Interest expense                                        (5,215)      (7,169)      (5,375)
     Interest income                                            233          349          100
                                                          ---------    ---------    ---------
     Total other (expense) income                            (4,982)      (6,820)      (5,275)
                                                          ---------    ---------    ---------

        Earnings (loss) before income taxes                  12,805        6,299      (40,266)

Income tax expense (benefit)  (note 10)                       4,851        2,447      (14,600)
                                                          ---------    ---------    ---------
Net earnings (loss)                                   $       7,954        3,852      (25,666)
                                                          =========    =========    =========

Net earnings (loss) per common share                  $        1.12         0.54        (3.61)
                                                          =========    =========    =========
Weighted average number of common shares                      7,116        7,110        7,113
                                                          =========    =========    =========
See accompanying notes to consolidated financial statements.





DELCHAMPS, INC. AND SUBSIDIARY
Consolidated Statements of Stockholders' Equity Years ended June 28, 1997, June 29, 1996, and July 1, 1995 (In thousands)

                                              Common Stock
                                                 Issued        Additional                       Restricted    Total
                                                 ------         Paid-In    Retained  Guaranteed   Stock    Stockholders'
                                             Shares    Amount   Capital    Earnings   ESOP Debt   Awards      Equity


Balances at July 2, 1994                      7,114  $     71    19,731     121,434     (4,000)      (936)    136,300

Amortization of restricted stock awards           -         -         -           -          -        539         539
Retirement of restricted stock awards            (5)        -      (128)          -          -        128           -
Reduction of guaranteed ESOP debt                 -         -         -           -      2,000          -       2,000
Net loss                                          -         -         -     (25,666)         -          -     (25,666)
Dividends declared of $.44 per share              -         -         -      (3,131)         -          -      (3,131)
                                             ------    ------    ------      ------     ------     ------      ------
Balances at July 1, 1995                      7,109        71    19,603      92,637     (2,000)      (269)    110,042

Amortization of restricted stock awards           -         -         -           -          -         21          21
Retirement of restricted stock awards            (3)        -       (86)          -          -         86           -
Reduction of guaranteed ESOP debt                 -         -         -           -      2,000          -       2,000
Issuance of shares for director compensation      4         -       108           -          -          -         108
Stock options exercised (note 14)                 2         -        32           -          -          -          32
Net earnings                                      -         -         -       3,852          -          -       3,852
Dividends declared of $.44 per share              -         -         -      (3,130)         -          -      (3,130)
                                             ------    ------    ------      ------     ------     ------      ------
Balances at June 29, 1996                     7,112        71    19,657      93,359          -       (162)    112,925

Amortization of restricted stock awards           -         -         -           -          -       (162)         72
Issuance of shares for director compensatio       8         -       167           -          -         72         167
Stock options exercised (note 14)                 2         -        32           -          -          -          32
Net earnings                                      -         -         -       7,954          -          -       7,954
Dividends declared of $.44 per share              -         -         -      (3,131)         -          -      (3,131)
                                             ------    ------    ------      ------     ------     ------      ------
Balances at June 28, 1997                     7,122  $     71    19,856      98,182          -        (90)    118,019
                                             ======    ======    ======      ======     ======     ======      ======

See accompanying notes to consolidated financial statements.




DELCHAMPS, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
Years ended June 28, 1997, June 29, 1996, and July 1, 1995 (In thousands)

-------------------------------------------------------------------------------------------------
                                                                         1997      1996      1995
-------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net earnings (loss)                                            $   7,954     3,852   (25,666)
     Adjustments to reconcile net earnings to net cash (loss)
       provided by operating activities:
          Depreciation and amortization                                23,719    21,771    19,472
          Write-off of cost in excess of fair value of assets a             -         -     5,050
          (Gain) loss on sale of property and equipment                (2,054)     (420)      231
          Restricted stock award amortization                              72        21       667
          Non cash director compensation expense                          167       108         -
          Deferred income tax (benefit) expense                        (1,661)    1,928    (9,206)
          Decrease in merchandise inventories                           1,071     3,011    11,855
          (Decrease) increase in accounts payable, accrued expenses,
                and current portion of restructure obligation          (2,324)    5,567    10,887
          Increase  (decrease) in income taxes, net                     1,619     5,785    (6,491)
          (Decrease) increase in other liabilities and restructure
                obligation                                             (2,023)   (1,653)   19,113
          Increase in other assets                                     (3,203)     (890)     (716)
                                                                       -------   -------   -------
          Net cash flows provided by operating activities              23,337    39,080    25,196

Cash flows from investing activities:
     Additions to property and equipment                              (15,551)  (21,671)  (35,239)
     Proceeds from sale of property and equipment, net                  4,387       710       611
                                                                       -------   -------   -------
          Net cash used in investing activities                       (11,164)  (20,961)  (34,628)

Cash flows from financing activities:
     Principal payments on obligations under capital leases              (747)     (665)   (1,576)
     Principal payments on long-term debt and notes payable           (26,760)  (25,239)  (15,333)
     Proceeds from issuance of long-term debt and notes payable        13,600     5,480    30,000
     Issuance of stock options                                             32        32         -
     Dividends paid                                                    (3,131)   (3,130)   (3,131)
                                                                       -------   -------   -------
          Net cash (used in) provided by financing activities         (17,006)  (23,522)    9,960

Net (decrease) increase in cash and cash equivalents                   (4,833)   (5,403)      528

Cash and cash equivalents at beginning of year                         10,503    15,906    15,378
                                                                       -------   -------   -------
Cash and cash equivalents at end of year                        $       5,670    10,503    15,906
                                                                       =======   =======   =======
See accompanying notes to consolidated financial statements.




 FIVE YEAR FINANCIAL HIGHLIGHTS
(In thousands except per share amounts)


                                                                         FISCAL YEAR ENDED
                                                      ---------------------------------------------------------
                                                      June 28,    June 29,     July 1,     July 2,    July 3,
                                                        1997        1996        1995        1994        1993
      STATEMENT OF EARNINGS DATA:                    (52 Weeks)  (52 Weeks)  (52 Weeks)  (52 Weeks)  (53 Weeks)
     ----------------------------------------------------------------------------------------------------------
     Sales                                           $1,102,947  $1,126,629  $1,054,088  $1,067,191  $1,034,531
     Operating income (loss)                             17,787      13,119     (34,991)     22,019      27,907
     Earnings (loss) before income taxes
          and cumulative effect of changes
          in accounting principles                       12,805       6,299     (40,266)     17,858      22,738
     Net earnings  (loss)                                 7,984       3,852     (25,666)     10,951      14,373
     Net earnings (loss)  per common share                 1.12        0.54       (3.61)       1.54        2.02
     Dividends per common share                            0.44        0.44        0.44        0.44        0.44
     Weighted average shares outstanding                  7,116       7,110       7,113       7,114       7,114


     BALANCE SHEET DATA:
     ----------------------------------------------------------------------------------------------------------
     Working capital                                  $  29,140  $   22,067  $   22,920  $   54,926  $   49,511
     Total assets                                       243,461     255,183     269,412     263,269     252,052
     Long-term debt and obligations under
          capital leases, excluding current
          installments                                   16,698      21,237      25,745      32,169      39,503
     Stockholders' equity                               118,019     112,925     110,042     136,300     126,262


         Delchamps, Inc. founded in 1921, operates 118 grocery stores in Alabama, Florida, Louisiana and Mississippi. The
       Company also operates 10 liquor stores in Florida. A distribution center is located in Hammond, Louisiana.  Delchamps employs 8,000 people. The Company's stock is traded on the Nasdaq National Market, under the symbol DLCH.




DELCHAMPS, INC. AND SUBSIDIARY
Notes To Consolidated Financial Statements
June 28, 1997, June 29, 1996, and July 1, 1995

 (1)  Summary of Significant Accounting Policies

  (a)  Description of Business
     Delchamps, Inc. and subsidiary (the "Company") are engaged in the business of retail food distribution through the Company's supermarkets located in Alabama, Florida, Louisiana, and Mississippi.

  (b)  Definition of Fiscal Year
     The Company's fiscal year ends on the Saturday closest to June 30.
        Fiscal years 1997, 1996 and 1995 all comprised 52 weeks.

  (c)  Principles of Consolidation
     The consolidated financial statements include the accounts of Delchamps, Inc. and its wholly owned wholesale subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

  (d)  Cash Equivalents
     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  (e)  Merchandise Inventories
     Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out ("LIFO") basis for 89% of inventories in 1997, and 88% in 1996 and 87% in 1995. With respect to the remaining inventories, primarily produce and market, cost is determined on the first-in, first-out ("FIFO") basis. Inventories developed from the retail method comprised approximately 59% of total inventories in 1997, 58% in 1996, and 55% in 1995.

  (f)  Property and Equipment
     Property and equipment are stated at cost. Buildings and equipment acquired prior to July 1, 1984 are depreciated over the estimated useful lives of the respective assets using primarily the double-declining-balance method. Buildings and equipment acquired subsequent to July 1, 1984, are depreciated over the estimated useful lives of the respective assets using the straight-line method. Buildings and equipment under capital leases are stated at the lower of the present value of the minimum lease payments at the beginning of the lease term or fair value of the property at the inception of the lease.
        Assets leased under capital leases and leasehold improvements are amortized using the straight-line method over the lesser of the lease term or the estimated useful lives of the related assets. The Company uses the following periods for depreciating and amortizing property and equipment:

      Buildings...............................................10 - 50 years
      Leasehold improvement........................................10 years
      Fixtures and equipment...................................5 - 10 years

  (g)  Cost in Excess of Fair Value of Assets Acquired
     Cost in excess of fair value of assets acquired arose from the purchase of three supermarkets and real estate in fiscal year 1988. For fiscal years 1988 through 1994, amortization was recorded over a 40 year period on a straight-line basis.
     The acquired property did not achieve sales and earnings projections prepared at the time of the acquisition. The primary cause of the shortfall in the Company's projections was because of competitors increasing promotional activity, competitors opening new supermarkets, and competitors expanding existing supermarkets. The Company determined, based on the trend of operating results for 1988 through 1995, that the projected results of the acquired property would not support the future amortization of the remaining balance of the cost in excess of fair value of assets acquired. Accordingly, the Company wrote-off its remaining balance of cost in excess of fair value of assets acquired of $5.1 million in the fourth quarter of fiscal year 1995.

  (h)  Income Taxes
     Deferred tax liabilities or assets are established for temporary differences between financial and tax reporting bases and are subsequently adjusted to reflect changes in tax rates expected to be in effect when the temporary differences reverse. The major temporary differences and their net effect are shown in the "Income Taxes" note.
     Job credits are recorded as a reduction of the provision for Federal income taxes in the year realized.

  (i)  Earnings Per Share
     Earnings per share are computed by dividing net earnings by the weighted average number of shares of common stock outstanding.

  (j)   Management Estimates
     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

  (k)   Fair Value of Financial Instruments
     The carrying amounts of cash, accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short maturity of these items.

   (l)  Impairment of Long-Lived Assets
     Effective June 30, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No.121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, or to be disposed of. The implementation did not have a significant impact on the Company's financial condition or results of operation.

  (m)  Stock Compensation
     During fiscal year 1997, the Company adopted Statement of Financial
        Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which was effective for fiscal years beginning after December 15, 1995. The statement encourages the use of a fair-value-based method of accounting for stock-based awards under which the fair value of stock options is determined on the date of grant and expensed over the vesting period. Companies may, however, continue to measure compensation costs for those plans using the method prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees." Companies that continue to apply APB No. 25 are required to include pro forma disclosures of net earnings and earnings per share as if the fair-value-based method of accounting had been applied. The Company has elected to continue to account for such plans under the provisions of APB No. 25. Compensation expense computed under the fair-value-based method is not significant to the financial statements as a whole, therefore pro forma disclosures have not been included.

(2) Cash Equivalents
  Cash equivalents are stated at cost which approximates market value.
     Cash equivalents at June 28, 1997 and June 29, 1996 consisted of the following:
                                    (In thousands)
                                                   1997     1996
                                                   ----     ----
Euro Dollar Time Deposits.....................   $    2    1,130
Marketable Unit Investment Fund............         856      856
Cash Management Tax Exempt Fund........              77       20
                                                  -----    -----
                                                 $  935    2,006
                                                  =====    =====

(3) Merchandise Inventories
  The Company uses the LIFO method of valuing certain of its merchandise inventories to minimize inflation-induced inventory profits and to achieve a better matching of current costs with current revenues. Inventories would increase by approximately $14,171,000 at June 28, 1997 and $13,780,000 at June 29, 1996 if all of the Company's inventories were stated at cost determined by the first-in, first-out method. Further, net earnings would increase by approximately $240,000 in fiscal year 1997, $262,000 in fiscal year 1996, and $322,000 in fiscal year 1995, after applying the Company's marginal tax rate and without assuming an investment return on the applicable income tax savings.
  The Company is a member of a cooperative association from which it purchases private label merchandise for resale and certain store equipment. Merchandise inventories purchased from this cooperative association approximated 19% of total inventory purchases in 1997, 1996, and 1995.
(4) Leases
  The Company leases certain store properties under capital leases that expire over the next 11 years. The Company also leases warehouses, store properties, and store equipment under noncancellable operating leases that expire over the next 20 years. Contingent rentals on store properties are paid as a percentage of sales in excess of a stipulated minimum. In the normal course of business, it is expected that most leases will be renewed or replaced by leases on other properties and equipment.
   Included in property and equipment are the following amounts applicable to capital leases:


                                    (In thousands)
                                                      1997    1996
                                                      ----    ----
  Buildings....................................   $ 13,998  13,998
  Fixtures and equipment.....................       19,040  19,040
                                                    33,038  33,038
  Less accumulated amortization............         27,578  26,888
                                                    ------  ------
                                                  $  5,460   6,150
                                                    ======  ======

  Future minimum lease payments under noncancellable operating leases and the present value of future minimum capital lease payments as of June 28, 1997 are as follows:

                                   (In thousands)
                                                    Capital     Operating
                                                     Leases       Leases
  Fiscal Year                                        ------       ------

     1998...........................               $  2,081       38,292
     1999...........................                  2,081       37,702
     2000...........................                  2,081       37,081
     2001...........................                  2,081       34,989
     2002...........................                  1,961       33,766
     Later years....................                  6,968      241,182
                                                      -----      -------
  Total minimum lease payments.........              17,253      423,012
                                                                 =======
     Less amount representing interest                6,853
                                                      -----
     Present value of net minimum
        capital lease payments..........             10,400
  Less current installments of obligations
     under capital leases..................             844
                                                      -----
  Long-term obligations under capital
     leases .................................      $  9,556
                                                      =====

  Rental expense and contingent rentals for operating
  leases are as follows:
                                              (In thousands)
                                        1997        1996        1995
                                        ----        ----        ----
  Minimum rentals...............    $ 45,329      45,514      43,552
  Contingent rentals..............       129          66          99
                                      ------      ------      ------
                                   $  45,458      45,580      43,651
                                      ======      ======      ======

  Most of the Company's leases stipulate that the Company pay taxes, maintenance, insurance, and certain other operating expenses applicable to the leased property.

(5) Long-term Debt
  Long-term debt as of June 28, 1997 and June 29, 1996 consisted of the following:

                                              (In thousands)
                                                1997       1996
                                                ----       ----
  5.51% note payable, due in 84
     monthly installments of $297,619
     in principal plus  interest, with
     the final installment due
     July 1, 2000, unsecured..........     $  10,714     14,286
  Note payable, with interest rates based
     on LIBOR + 1.5%, due
     in 60 monthly installments of
     $15,625 in principal plus interest,
     with the final installment due
     March 1, 1998, secured by
     deposit accounts with the lender ...        125        313
                                              ------     ------
      Total long-term debt...............     10,839     14,599

     Less current installments............     3,697      3,760
                                              ------     ------
     Long-term debt, excluding
       current installments..............  $   7,142     10,839
                                              ======     ======

  Agreements underlying the notes payable contain restrictive covenants which limit the payment of dividends, additional debt, lease rentals, and transactions with affiliates, and require maintenance of certain working capital and equity levels. At June 28, 1997, the Company was in compliance with all covenants. At June 28, 1997, approximately $4,950,000 of the Company's retained earnings was available for the payment of dividends under such restrictive provisions.
  Cash payments for interest were approximately $5,268,000, $7,129,000, and $5,368,000 in 1997, 1996 and 1995, respectively.
  Aggregate annual maturities of long-term debt for fiscal years after June 28, 1997 are approximately as follows:

                                        (In thousands)
       Fiscal year                      Annual maturities
       -----------                      -----------------
        1998                            $       3,697
        1999                                    3,571
        2000                                    3,571
                                             --------
                                        $      10,839
                                             ========

  Based on the borrowing rates currently available to the Company for long-term debt with similar terms and maturities, the fair value of the long-term debt outstanding at June 28, 1997 approximates the carrying value, with the exception of the 5.51% note payable which
     the fair value approximates $10.0   million at June 28, 1997 and
     $13.7 million at June 29, 1996. The fair value was estimated using a discounted cash flow analysis based on the Company's borrowing rate for similar liabilities.

(6) Notes Payable
  Short-term borrowings as of June 28, 1997 and June 29, 1996 consisted of the following:
                                                    (In thousands)
                                                   1997        1996
                                                   ----        ----
     Revolving loan commitments, due on
       various dates throughout fiscal 1998
       and fiscal 1997, respectively,
       with interest rates based on LIBOR +
       1.25%, secured by all of the
       Company's inventory ............        $  4,600      14,000

  On June 29, 1995, the Company entered into a $75,000,000 revolving loan credit agreement. The revolving loan agreement is committed through June, 1998. There is an annual commitment fee of .25 of 1% on the unused portion. At the Company's option, interest under the agreement may be based on LIBOR or the prime rate. As of June 28, 1997, the Company is committed to LIBOR contracts which expire no later than July 28, 1997 and have a weighted average interest rate of 6.9375%.
  The credit agreement requires the Company to maintain minimum levels of earnings and to comply with stated debt covenants. At June 28, 1997, the Company was in compliance with all covenants.

(7) Leveraged Employee Stock Ownership Plan
  In November 1987, the Company leveraged its existing Employee Stock
     Ownership Plan ("ESOP"). The ESOP used the proceeds of the loan to purchase approximately 1,097,000 shares of the Company's common stock. The common stock was held by the ESOP trustee in a suspense account and these shares served as collateral for the loan. Each year through fiscal year 1996, the Company made a contribution to the ESOP which the trustee used to make principal payments. With each loan payment a portion of the common stock was released from the suspense account and allocated to participating employees. The Company was required to pay interest on the loan in excess of any dividends received on unallocated shares. The Company guaranteed $20 million of ESOP debt under the loan agreement. On June 26, 1996, the ESOP loan was repaid in full. Therefore, as of June 28, 1997 and June 29, 1996, all shares have been allocated to participants and no shares remain in the "suspense account."

 (8)  Employee Benefit and Incentive Plans
   The Company has an employee stock ownership plan and a profit sharing plan pursuant to section 401(k) of the Internal Revenue Code which cover substantially all employees who have completed two years of service. The profit sharing plan was implemented in fiscal year 1995. Participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the Internal Revenue Code. The plan provides for a matching contribution by the Company. The total annual contributions to these plans by the Company for fiscal years 1997, 1996, and 1995 were as follows:

                                              (In thousands)
                                         1997       1996       1995
                                         ----       ----       ----
Employee stock ownership plan       $       -      2,000      2,000
Profit sharing plan                     1,055      1,157      1,421
                                        -----      -----      -----
                                    $   1,055      3,157      3,421
                                        =====      =====      =====

   The Company has an incentive compensation plan for certain management personnel tied to the Company's overall performance. Incentive compensation expense was $2,943,000 in 1997 and $1,252,000 in 1996. Incentive compensation was not paid in 1995.
   In fiscal 1988, the Company adopted, with stockholder approval, a restricted stock award plan. The plan provides that a maximum of 150,000 shares of common stock be awarded to key executives.
     During 1989, 138,000 shares were awarded to key executives at a price of $.01 per share. No shares have been awarded since 1989. These awarded shares are held by the Company for future distribution in accordance with the provisions of the plan. Total compensation expense to be charged to operations over the term of the plan is approximately $3,209,000. Total compensation expense associated with the plan was determined based on the difference between the market value and the option price of the stock at the date of award, and is being amortized on a straight-line basis over the period the restrictions lapse. Charges to operations for this plan were approximately $72,000 in 1997, $21,000 in 1996, and $293,000 in 1995.

(9) Postemployment Benefits Other Than Pensions
  The Company provides a postemployment longevity bonus to associates that leave employment after either attaining age 55 or completing 25 years of service. The amount of longevity bonus is based on length of service and is recognized on an accrual basis as employees perform services to earn the benefits.. Longevity bonus expense was $304,000 in 1997 and 1996, and $276,000 in 1995.

 (10) Income Taxes

   The components of income tax expense (benefit) are as follows:

                                      (In thousands)
                              Current      Deferred        Total
                              -------      --------        -----
   1997:
     Federal               $    5,750        (1,467)       4,283
     State                        762          (194)         568
                                -----         -----        -----
                          $     6,512        (1,661)       4,851
                                =====         =====        =====
   1996:
     Federal              $       461         1,711        2,172
     State                         58           217          275
                                -----         -----        -----
                        $         519         1,928        2,447
                                =====         =====        =====
   1995:
     Federal            $      (4,746)       (8,101)     (12,847)
     State                       (648)       (1,105)      (1,753)
                                -----         -----       ------
                        $      (5,394)       (9,206)     (14,600)
                                =====         =====       ======

   The actual income tax expense (benefit) differs from the statutory tax rate for all years (computed by applying the U.S. Federal corporate rate to earnings (loss) before income taxes) as follows:

                                      (In thousands)
                                    1997       1996        1995
                                    ----       ----        ----
   Statutory tax rate           $  4,354      2,142     (13,690)
   Increase (reduction) in
     income taxes
     resulting from:
      State income taxes,
        net of Federal
        income tax benefit           570        270      (2,219)
   Targeted jobs tax credits           -        (25)       (385)
   Cost in excess of fair value
     of assets acquired                -          -       1,771
   Other, net                        (73)        60         (77)
     Actual tax expense            -----      -----      ------
     (benefit)                  $  4,851      2,447     (14,600)
                                   =====      =====      ======
   Effective tax rate               37.9%      38.8%       36.3%
                                   =====      =====       =====

   The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                    (In thousands)
                                                   1997        1996
                                                   ----        ----
   Deferred tax assets:
     Restructure obligation.................. $   6,054       7,531
     Capital lease obligation................     1,901       1,914
     Accrued self-insurance..................     4,515       2,879
     Accrued postemployment
        benefits.............................       847         888
     Other accrued liabilities...............     2,099       1,585
                                                 ------      ------
     Net deferred tax assets.................    15,416      14,797
                                                 ------      ------
   Deferred tax liabilities:
     Accelerated depreciation................    18,942      19,985
     Other...................................       160         159
     Total gross deferred                        ------      ------
       liabilities...........................    19,102      20,144
                                                 ------      ------
   Net deferred tax liabilities.............. $   3,686       5,347
                                                 ======      ======

   No valuation allowance was recorded against the deferred tax assets at June 28, 1997. The Company's management believes the existing net deductible temporary differences comprising the total gross deferred tax assets will reverse during the periods in which the Company generates net taxable income.
   Cash payments for income taxes were approximately $5,454,000, $67,000, and $1,437,000 in 1997, 1996, and 1995, respectively.

(11) Share Purchase Rights Plan
   In October 1988, the Company adopted a Share Purchase Rights Plan and declared a dividend distribution of one Right for each outstanding share of common stock. Under certain conditions, each Right may be exercised to purchase one one-hundredth of a share of Junior Participating Preferred Stock at a purchase price of $70, subject to adjustment. The Company will be entitled to redeem the Rights at $.01 per Right at any time prior to the earlier of the expiration of the Rights in October 1998 or ten days following the time a person or group acquires or obtains the right to acquire a 15% position in the Company. The Rights do not have voting or dividend privileges. Until such time as they become exercisable, the Rights have no dilutive effect on the earnings per share of the Company.

(12) Restructuring Charge
   During fiscal year 1995, the Company recorded a pretax restructuring charge of $28.8 million. The charge reflected anticipated costs associated with a program to close certain underperforming stores which could not be subleased in whole or in part and, to a lesser extent, severance costs related to the termination of employment of former executives. Of the total $28.8 million restructuring reserve, $3.9 million, $5.9 million, and $3.2 million of costs and payments have been charged against the reserve for fiscal years 1997, 1996, and 1995, respectively. A detail of charges against the restructure obligation follows:

                                     (In thousands)
                                                   1997       1996       1995
                                                   ----       ----       ----
   Lease payments...........................$     3,045      3,691      1,421
   Fixture and equipment write-offs.......          138      1,828         24
   Severance payments......................         755        400      1,752
                                                  -----      -----      -----
                                            $     3,938      5,919      3,197
                                                  =====      =====      =====

(13) Commitments and Contingencies
   The Company is a defendant in various claims and legal actions considered to be in the normal course of business. Management intends to vigorously defend these claims and believes that the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial condition.
   In fiscal 1989, and subsequently, the Company has entered into certain agreements with officers and key management. The agreements contain provisions entitling each officer or employee covered by these agreements to receive from 1 to 3 times his annual compensation (as defined) if there is a change in control of the Company (as defined) and a termination of his employment. The agreements also provide for severance benefits under certain other circumstances. The agreements do not constitute employment contracts and only apply in circumstances following a change in control of the Company. In the event of a change in control of the Company and termination of all persons covered by these agreements, the cost would be approximately $12,100,000.

(14)  Stock Incentive Plan
    Key employees of the Company (including officers and directors who are also full-time employees of the Company) are eligible to receive one or more of the following: incentive stock options and non-qualified stock options, stock awards, restricted stock, performance shares, and cash awards. Approximately 460,800 stock options have been granted of which approximately 351,550 shares are exercisable as of June 28, 1997. The stock options expire from December 2000 through October 2006. Approximately 2,000 options were exercised in each of fiscal years 1997 and 1996. Exercise prices range from $17.88 to $23.00 which was market value at date of grant.

(15)  Selected Quarterly Financial Data (Unaudited)
    Selected quarterly financial data for the years ended June 28, 1997, and June 29, 1996 is summarized as follows:

                                       (In thousands except per share amounts)
                                                  Fiscal quarters
                                   ____________________________________________
    1997                            Fourth       Third      Second       First
    ----                           -------     -------     -------     -------
    Sales................$         266,893     273,753     272,602     289,699
    Gross profit .........          72,404      69,182      65,116      65,367
    Earnings before tax..            7,713       4,428         321         343
    Net earnings..........           4,854       2,720         176         204
    Net earnings per
     common share..$                   .68         .38         .03         .03
    Dividends declared
      per common
      share............$              0.11        0.11        0.11        0.11


                                      (In thousands except per share amounts)
                                                  Fiscal quarters
                                   ____________________________________________
    1996                            Fourth       Third      Second       First
    ----                           -------     -------     -------     -------
    Sales.................$        284,662     280,225     277,053     284,689
    Gross profit .........          68,171      65,684      64,915      64,470
    Earnings (loss)
      before tax........             4,236       1,897       1,290      (1,124)
    Net earnings (loss).             2,653       1,147         808        (756)
    Net earnings (loss)
      per common
      share.............$             0.37        0.16        0.12       (0.11)
    Dividends declared
      per common
      share.............$             0.11        0.11        0.11        0.11


(16)  Subsequent Event
    On July 8, 1997, the Company announced that it had entered into an agreement to be acquired by Jitney-Jungle Stores of America, Inc. The terms of the agreement are described in the Company's 14D-9 and in Jitney-Jungle's 14D-1, both of which have been filed with the Securities and Exchange Commission. Pursuant to the agreement, Jitney-Jungle has begun an all-cash tender offer for all of the Company's outstanding common stock at a price of $30 per share. Following successful completion of the tender offer, Jitney-Jungle will acquire for the same cash price any shares that are not tendered by means of a merger of Delchamps with a wholly owned subsidiary of Jitney-Jungle.
    The Company's Board of Directors has approved the transaction unanimously and has recommended approval by the Delchamps' stockholders.